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                                                                   EXHIBIT 99.1


JAMES R. MARTIN, CFO AND TREASURER
NORTHSTAR HEALTH SERVICES, INC.
(724) 349-7500

                                                          FOR IMMEDIATE RELEASE

            NORTHSTAR HEALTH SERVICES, INC. ANNOUNCES POSSIBLE MERGER

INDIANA, PA - MARCH 4, 2000 - Northstar Health Services, Inc. (OTCBB:NSTR) (the
 "Company") announced today that it has signed a non-binding letter of intent for a possible merger. The transaction contemplates the purchase of all issued and outstanding common stock of the Company. The total purchase consideration to be paid would not exceed $36 million. The purchase consideration would first be used to satisfy the Company's senior debt obligations with Cerberus Capital Management, L.L.C., for itself and as agent for Bear Stearns & Company, subordinated debt obligations to Thomas W. Zaucha, the Company's Chairman and CEO, and the Zaucha Family Limited Partnership and certain other liabilities of the Company, upon such terms and conditions as may be agreed to by the parties. The remaining consideration would be distributed pro-rata to the shareholders of the Company, although that amount is not determinable at this time, due to ongoing negotiations. Mr. Zaucha would continue in an active senior management position following any implementation of the possible merger and would have the opportunity to receive supplemental compensation based on the Company's performance.

The Company has agreed to pay a $1,800,000 termination fee in the event that it elects to terminate negotiations under the non-binding letter of intent and enter into and consummate a merger or acquisition with a third party.

The possible merger is subject to due diligence investigation by all parties, the negotiation and execution of a definitive agreement, which would contain customary conditions precedent to the closing of the possible merger, and the procurement of necessary financing. The possible merger would require the approval of each party's respective Boards of Directors and the approval of the shareholders of the Company. The Company will retain the services of an independent financial advisor to provide a fairness opinion related to the possible merger.

Northstar Health Services, Inc., is a leading provider of physical therapy rehabilitation and contracted long term care services at outpatient rehabilitation clinics and by contract to other healthcare facilities in Pennsylvania and Ohio.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitations, changes in policies regarding reimbursement, increased levels of competition, competition for qualified personnel, the outcomes of current litigation involving the Company, and the ability to have its Common Stock relisted on a national market or exchange and other risks detailed from time to time in the Company's SEC reports.